EXHIBIT 3.2

                                                             FILED EFFECTIVE
                             ARTICLES OF AMENDMENT
                                       OF                    03 OCT 31 pm 3:00
                        GRANT DOUGLAS ACQUISITION CORP.
                                                             SECRETARY OF STATE
                                                               STATE OF IDAHO


     Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows effective November 7, 2003:

     1.   The name of the corporation is: GRANT DOUGLAS ACQUISITION CORP.

     2.   The text of each amendment is as follows:

     (a)  Article I is amended and restated as follows:

                                   "ARTICLE I

The name of this corporation is: PEDIATRIC PROSTHETICS, INC."

     (b)  Article IV is amended and restated as follows:

                                  "ARTICLE IV

     The capital stock of the Corporation shall consist of 100,000,000 shares of Common Stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value.

     Effective on November 7, 2003, the issued and outstanding shares of common stock shall undergo a l-for-2 reverse stock split.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the statutes governing corporations in the State of Idaho. The Board of Directors is also expressly ???????

increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."


     These Articles of Amendment were unanimously approved by the Board of Directors of the Corporation on October 10, 2003.

     The number of shares of the corporation outstanding and entitled to vote on these Articles of Amendment is 28,173,845. The Amended Articles of Incorporation have been consented to and approved by 23,694,905 shares, constituting more than a majority all of the stockholders of each class of stock outstanding and entitled to vote thereon, as of October 10, 2003. The number of shares cast in favor of the Articles of Amendment was sufficient for approval.


/s/ Linda Putback-Bean                        /s/ Linda Putback-Bean
--------------------------                    -----------------------------
Linda Putback-Bean                            Linda Putback-Bean
President                                     Secretary